Exhibit 10(b)

DISCRETIONARY COMPENSATION
Because special situations occur where individual achievement may not be adequately recognized under incentive plans, the Compensation and Governance Committee (the “Committee”), grants authority to the Chief Executive Officer to distribute additional discretionary stock compensation up to an aggregate maximum amount to eligible participants for each particular fiscal year.
For fiscal year 2018, the maximum number of shares approved by the Committee was 125,000 shares of Common Stock. The stock compensation which will be awarded under the Company's Amended and Restated 2003 Stock Option and Incentive Plan or its replacement, may be in the form of stock compensation awards, grants of shares pursuant to the Company's Enhanced Severance Plan, and/or outright grants of shares of Common Stock.  Discretionary stock compensation is awarded based upon individual effort and is paid in amounts and at such times as the Chief Executive Officer determines, in his sole discretion. No employee has a guaranteed right to discretionary compensation.
For awards of stock compensation, eligible participants include any employee of the Company (other than a Section 16 officer), any employee of companies acquired by the Company, or as part of an employment offer to potential employees of the Company. Any discretionary cash or stock awards to Named Executive Officers must be approved by the Committee.